Services Agreement

THIS AGREEMENT (“Agreement”), dated March 30, 2007, is between Biodiesel Solutions, Inc., a corporation existing under the laws of Nevada (“BSI”), and Renewal Fuels, Inc., a corporation existing under the laws of Delaware (“RFI”).

WHEREAS, in accordance with a certain Asset Purchase Agreement, dated March 9, 2007, among BSI and RFI, RFI has purchased certain assets of BSI constituting the FuelMeister division (“FuelMeister”);

WHEREAS, RFI is desirous of BSI providing certain services to RFI for a specified period of time in connection with the business and management of FuelMeister and BSI is willing to provide such services.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged:

1. RFI hereby retains BSI as an independent contractor, and not as its agent, to provide the use of BSI employees engaged in services on behalf of FuelMeister, as such persons may be employed by BSI from time to time (“Employee Services”). BSI shall provide evidence of the expenses related to the Employee Services, including but limited to compensation, health insurance, worker’s compensation insurance and liability insurance and provide invoices for all such expenses. RFI shall reimburse BSI for the cost of all such expenses at or prior to the time that such actual expenses shall be incurred by BSI. Compensation payments will generally be required on a weekly basis. Current estimated personnel required and costs associate therewith are set forth on Schedule A attached hereto. All of such persons shall remain employees of BSI at all times during the term of this Agreement.

The provision of services from BSI to RFI shall include, but not be limited to:

(a) general management services, including (i) the services of executive, operating and financial officers and other personnel; (ii) assistance with RFI's preparation of proposed budgets and capital expenditures; and (iii) such other general management services as may from time to time reasonably be requested by RFI; and

(b) general administrative and technical assistance, advice and direction, including with respect to (i) accounting, inventory control, tax compliance and reporting systems services; (ii) the transition of trademark and patent matters; (iii) market servicing, product pricing and costs controls and evaluations; (iv) preparation of advertising and publicity literature and other materials; (v) providing, training and supervising employees and support staff and providing guidelines and policies as may be necessary; and (vi) such other general administrative and technical services as may from time to time reasonably be requested by RFI.

In the event RFI shall engage any employees, such employees shall be direct employees of RFI, regardless of any supervision by BSI employees hereunder. RFI will provide evidence of Workers Compensation insurance for RFI direct employees to BSI.

2. BSI and RFI shall each maintain a policy of comprehensive general liability insurance of at least $1 million in coverage, and such other bonding and liability insurance, including but not limited to professional errors and omissions insurance and unemployment and workers’ compensation insurance, required by law or usual and customary with respect to the conduct of their activities, in amounts that they have determined are reasonably adequate. Each party shall name the other party as an additional insured if such coverage is available. RFI has previously provided evidence of liability insurance (including product liability insurance) to BSI. During the period of this Services Agreement, products shipped and invoiced for RFI will be covered by RFI’s Product Liability Insurance.

3. BSI shall permit RFI use of its facility located at 1395 Greg Street, Suite 102, Sparks, Nevada. RFI shall pay BSI a rental fee for all space used or occupied by RFI for the operation of FuelMeister, including but not limited to the space used by persons supplied by Section 1 hereof, in accordance with Schedule B attached hereto. Such amounts will be invoiced to RFI on a monthly basis. RFI acknowledges that it will not have “off hours” access to the facility or be provided keys to the facility. BSI has previously obtained permission from its landlord for the Services Agreement, as evidenced by the letter of February 6, 2007 attached as Exhibit B.

4. Neither party shall be liable to the other party or to third parties for the acts or omissions of the other party. Each party shall indemnify, assume the defense of (if requested), and hold harmless the other party and its directors, officers, employees, and agents from every claim, loss, damage, injury, expense (including attorney’s fees), judgment, and liability of every kind, nature, and description (“Liability”) arising in whole or in part from the indemnifying party’s negligent, fraudulent, or illegal acts or omissions except, as to the party requesting indemnification, to the extent such Liability results in whole or in part from the unauthorized, negligent, fraudulent, or illegal act or omission of the party requesting indemnification.

5.  This Agreement shall commence on the date hereof and shall continue until the earlier of (a) termination by RFI upon ten (10) days’ prior written notice or (b) ninety (90) days after the date hereof. Any duty that by the terms of this Agreement extends beyond, or arose based on acts or facts occurring prior to, the date of termination shall not be affected by such termination.

6.  This Agreement contains the entire agreement of the parties, superseding any prior written or oral agreements between them on the same subject matter. Any change, modification, or waiver must be in writing and signed by both parties.

7.  The parties shall not assign any of their obligations or duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement is binding upon and inures to the benefit of the successors and permitted assigns of the parties.

8.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

10. Nothing in this Agreement shall be construed as giving any person, corporation, or other entity other than the parties any right, remedy, or claim under or in respect of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties caused this Assignment to be executed by its duly authorized officers this 30th day of March, 2007.

BIODIESEL SOLUTIONS, INC.

By /s/ RUDOLF A. WIEDEMANN
Name: Rudolf A. Wiedemann
Title: CEO

RENEWAL FUELS, INC.

By: /s/ JOHN KING
Name: John King
Title: President

Schedule A

4 ea Production Staff @ 11.46/hr = $9.00/hr wage + $2.46/hr medical insurance (all at 40 hours/ week)

Jimmy (Support) @ 19.43/hr = 15/hr wage + 4.43/hr medical insurance (40 hours/wk)

Michelle (accounting) @ 17.46/hr = 15/hr wage + 2.46 medical (billed by hour as used)

Dietra (admin) 19.43/hr = 15/hr + 4.43/hr medical (billed as used, budget 35 hours/week)

Greg (GM) 31.31/hr = 28.85/hr salary + 2.46/hr medical (billed as used, budget 5 hr/week until training starts, then more)

Schedule B

•	Production Area requirement is 3000 square feet @ $0.56/sq. ft. = $1680/month.

•	If additional areas, such as office areas are required, then we will bill their space also at $0.56/sq. ft.

•
For the 3 month period, we will bill monthly $500.00 to cover the costs of phones, power, and garbage. (This was arrived by taking the average of the last 2 months bills and pro-rating them based on the space used divided by the total building area.)